                                                                    EXHIBIT 10.1

THIS AGREEMENT HAS CONFIDENTIAL PORTIONS OMITTED, WHICH PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH "[TEXT OMITTED - CONFIDENTIAL TREATMENT REQUESTED]"




                                    CDMA 1900

                                    SPRINTCOM

                         ADDITIONAL AFFILIATE AGREEMENT

                                     BETWEEN

                                 ALAMOSA PCS LLC

                                       AND

                              NORTHERN TELECOM INC.

                                TABLE OF CONTENTS


        ARTICLE                                                   PAGE
        -------                                                   ----
1.      DEFINITIONS                                                 1
2.      SCOPE                                                       7
3.      PURCHASE ORDERS                                             8
4.      PRICE                                                       9
5.      SELLER FINANCING                                           10
6.      PAYMENT                                                    11
7.      DELIVERY, RISK OF LOSS, TITLE                              13
8.      WARRANTIES, REMEDIES AND LIMITATION OF WARRANTIES AND
        REMEDIES AND DISCLAIMERS OF WARRANTIES AND LIABILITY       14
9.      FORCE MAJEURE                                              18
10.     PATENT OR COPYRIGHT INFRINGEMENTS                          18
11.     SOFTWARE LICENSE                                           19
12.     SOFTWARE CHANGES                                           19
13.     REMEDIES                                                   20
14.     ACCEPTANCE TESTING                                         21
15.     COVERAGE, INTERFERENCE AND THIRD-PARTY FACILITIES          23
16.     REGULATORY COMPLIANCE                                      23
17.     CHANGES                                                    24
18.     CONDITION OF INSTALLATION SITE(S)                          26
19.     RELEASE OF INFORMATION                                     26
20.     CONFIDENTIALITY                                            27
21.     INTERCONNECTION                                            27
22.     ANNEXES                                                    28
23.     GENERAL                                                    29

ANNEXES
ANNEX 1    -    EQUIPMENT/PRICING
ANNEX 2    -    SERVICES
ANNEX 3    -    TURNOVER AND ACCEPTANCE NOTICES
ANNEX 4    -    SELLER WARRANTY SERVICES
ANNEX 5    -    SOFTWARE LICENSE
ANNEX 6    -    DOCUMENTATION
ANNEX 7    -    ADJUNCT PLATFORMS

                                    CDMA 1900
                                    SPRINTCOM
                         ADDITIONAL AFFILIATE AGREEMENT

AGREEMENT dated December 21, 1998, by and between Alamosa PCS LLC (hereinafter referred to as "Buyer") a Texas corporation with offices located at 4727 South Loop 289, Lubbock, Texas 79424 and Northern Telecom Inc., a Delaware corporation with offices located at 2435 N. Central Expressway, Richardson, Texas 75080 (hereinafter referred to as "Nortel" or "Seller").

                                   WITNESSETH:

WHEREAS, SprintCom has designated Buyer an Additional Affiliate and Seller has approved such designation in accordance with the Nortel/SprintCom contract dated October 1, 1997 ("SprintCom Contract"); and

WHEREAS, Buyer desires to purchase certain equipment and/or services from Seller;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereby agree as follows:

1.         DEFINITIONS

           As used herein, the following capitalized terms have the following meanings:

1.1 "ADDITIONAL AFFILIATE" shall mean any entity designated by SprintCom and approved by Seller which has been licensed by the FCC or otherwise has the right to provide PCS in the United States, but which is not an Initial Affiliate provided that, (i) SprintCom or any Initial Affiliate has at least [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] equity ownership in such entity, (ii) such entity is controlled by or under the common control with SprintCom or any Initial Affiliate, or (iii) there exists between SprintCom and the entity an Additional Affiliate Arrangement.

1.2 "ADDITIONAL AFFILIATE ARRANGEMENT" shall mean a formal arrangement related to or in connection with SprintCom's buildout of the Nationwide Network or any part thereof between SprintCom and a party to be designated an Additional Affiliate under the terms of SprintCom Contract, which arrangement will include, an agreement on marketing and any one or more of the following: backhaul, common billing, resale agreements and/or revenue sharing; provided that roaming agreements and/or arrangements alone will not by themselves constitute Additional Affiliate Arrangements.

1.3 "ADD-ON EQUIPMENT" shall mean the Equipment other than that comprising a portion of the Initial System, which Equipment requires Seller's engineering and Installation/Commissioning Services.

1.4 "ADJUNCT PLATFORM" shall mean third party hardware and/or software, onto which Seller has added software in support of the applications listed in Annex 7 hereof ("Value-added Software") and in some cases, integrated such third-party hardware and Value-added Software into a system providing peripheral functionality for the DMS-MTX, all more fully described in Annex 7, "Adjunct Platforms."

1.5 "AFFILIATES" shall mean the collective reference to the Initial Affiliates and the Additional Affiliates.

1.6 "APPLICABLE PERMITS" shall mean any waiver, exemption, zoning, building, variance, franchise, permit, authorization, approval, license or similar order of or from any North American or foreign, federal, state, provincial, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over all or any part of any PCS System, the Nationwide Network or the Work to be performed pursuant to the terms of this Agreement.

1.7 "APPROVED CIQ" shall mean a Customer Information Questionnaire for ordered DMS-MTX(s) or BSCs, which such Customer Information Questionnaire has been executed by authorized representatives of both parties.

1.8 "BASE STATION CONTROLLER (`BSC')" shall mean Seller engineered Equipment providing radio channel management between the Switch and the BTS. The BSC includes the Base Station Manager ("BSM").

1.9 "BASE TRANSCEIVER STATION (`BTS')" shall mean Seller engineered Equipment, controlled by the BSC, providing the radio link with mobile subscribers.

1.10 "CODE DIVISION MULTIPLE ACCESS (`CDMA')" shall mean CDMA-based telecommunication services provided by the System, operational in the 1900 MHz band.

1.11 "COMMISSIONING" shall mean the on-site validation of Equipment performance by Seller in accordance with the standard test procedures of Seller and/or the applicable OEM Equipment vendor, as such procedures are more fully described in Section 14.1 and Schedule B of Annex 2 hereof; provided, however, that validation of certain OEM Equipment (i.e., Commissioning Criteria not included under Schedule B of Annex 2) may be at additional charge to Buyer.

1.12 "DATABASE ENGINEERING" shall mean the Services provided by the Seller with respect to the creation and integration of the configuration files and datafill required to operate Equipment, pursuant to a Purchase Order accepted by Seller.

1.13 "DEFECTS AND DEFICIENCIES" "DEFECTS OR DEFICIENCIES," OR "DEFECTS" shall mean any one or a combination of the following items: (a) when used with respect to the performance of Services (including performance by Seller's subcontractors), such Services that are not provided in a workmanlike manner and in accordance with the standards and/or specifications set forth herein; (b) when used with respect to structures, materials, and Equipment (whether provided by Seller or Seller's subcontractors), such items that are not new and of good quality and free from improper workmanship and defects in accordance with the standards and/or specifications set forth herein or established hereunder and standards of good procurement, manufacturing and construction; (c) in general, (i) Work (including Work by Seller's subcontractors) that does not conform to the specifications and/or requirements of this Agreement, or (ii) any engineering, start-up activities, materials, Equipment, tools, supplies, or training, as applicable, that (1) does not conform to the standards and/or specifications set forth herein or established hereunder, (2) has inferior workmanship, or (3) would materially and adversely affect the ability of Equipment and/or Services to meet the applicable performance criteria specified herein on a consistent and reliable basis.

1.14 "DESIGNATED SWITCH SITE" shall mean with respect to the DMS-MTX, the location designated by the Buyer to the Seller in the applicable DMS-MTX Purchase Order to which the Seller is required to deliver, Install and Commission such DMS-MTX.

1.15 "DOCUMENTATION" shall mean System documentation, whether in written or electronic form, delivered to Buyer in the medium set forth in Buyer's Purchase Order, such media being more fully described in Annex 6, "Documentation." All Documentation delivered to Buyer shall be subject to any copyright and confidentiality restrictions.

1.16 "EQUIPMENT" shall mean either singularly or collectively the Nortel-manufactured Hardware and Software products provided hereunder. The terms of this Agreement applicable to "Equipment" shall also be deemed to apply to OEM Equipment, unless otherwise expressly excluded in this Agreement and subject to the limitations set forth in Subsection 2.1.5.

1.17 "HARDWARE" shall mean the Nortel manufactured CDMA 1900 MHz hardware components as may comprise a System, Add-on Equipment, or Merchandise.

1.18 "INITIAL AFFILIATES" shall mean the collective reference to those companies listed in Schedule 3 of the SprintCom Contract.

1.19 "INITIAL SYSTEM" shall mean the System and Services initially being provided hereunder as set forth in Article 1 of Annex 1.

1.20 "INSTALLATION" shall mean the installation of Equipment by Seller as set forth in Schedule B of Annex 2.

1.21 "INSTALLATION SITE" shall mean the location (continental United States) specified in Buyer's Purchase Order for Installation of Equipment.

1.22 "MERCHANDISE" shall mean miscellaneous components of Hardware, with respect to which no engineering, Installation, or Commissioning are to be provided by Seller.

1.23       "MTA" shall mean major trading area as defined by the FCC.

1.24 "NATIONWIDE NETWORK" shall mean all of the PCS Systems built or to be owned and/or operated by SprintCom or its Affiliates in Canada, Mexico and the United States.

1.25 "NETWORK" shall mean Buyer's System dimensioned by Seller to interconnect to the PSTN and intra-System nodes (i.e., MTX, BSC, BTSs) and to such other nodes which may be further defined.

1.26 "NETWORK ENGINEERING" shall mean those network engineering Services provided by Seller as described in Schedule A of Annex 2, pursuant to a Purchase Order accepted by Seller.

1.27 "OEM EQUIPMENT" shall mean miscellaneous items of non-Nortel equipment made available for sale to Buyer by Seller under this Agreement, not integrated into the Hardware during the manufacturing process.

1.28 "PCS SYSTEM" shall mean all Equipment, tools and Software, all system locations and any property located thereat necessary or required to provide personal communications services in a given specified geographic area, as defined in the SprintCom Contract.

1.29 "PROJECT SCHEDULE" shall mean those delivery, installation and/or in-service dates agreed to by Buyer and Seller.

1.30 "PURCHASE CREDITS" shall mean credits to be applied towards the purchase of CDMA 1900 Equipment and related Installation and Commissioning Services under this Agreement as described in Article 5.

1.31 "PURCHASE ORDER" shall mean any purchase order issued by Buyer hereunder to Seller pursuant to Article 3 of this Agreement.

1.32 "RF ENGINEERING SERVICES" shall mean those RF Engineering Services provided by Seller pursuant to Schedule A of Annex 2, pursuant to a Purchase Order accepted by Seller.

1.33 "SERVICES" shall mean those services performed by Seller under this Agreement.

1.34 "SHIP DATE" shall mean the scheduled date agreed upon by Buyer and Seller as the date on which the appropriate Equipment shall be shipped.

1.35 "SOFTWARE" shall mean (a) the proprietary and/or third party software computer programs (consisting of firmware and logic instructions in machine-readable code residing in, or intended to be loaded in Hardware memories which provide basic logic, operating instructions and user-related application instructions, but excluding customer data) as well as associated documentation used to describe, maintain and use the programs which are integral to any Hardware furnished to Buyer, and (b) any Software Enhancements, Software Release and Software Upgrades furnished to the Buyer hereunder. Any reference herein to Equipment or Software being "sold," "purchased" or the like is understood to be a reference in fact to the program being licensed.

1.36       "SOFTWARE COMBINED RELEASE" has the meaning ascribed thereto in
           Section 12.3.

1.37 "SOFTWARE ENHANCEMENTS" shall mean modifications or improvements made to the Software which improve performance or capacity of the Software or which provide additional functions to the Software.

1.38 "SOFTWARE RELEASE" shall mean (a) the base operating Software for each of the Switch, BSC and/or BTS Equipment, together with certain standard incremental subscriber and/or carrier software features included at Seller's sole discretion, such base operating Software and standard subscriber and/or carrier features together forming a base load ("Base Load") as well as, (b) in addition to the Base Load, certain features that may be activated in increments at Buyer's option ("Optional Features") upon payment of the applicable fees, including by way of example and not by limitation, Software features associated with an Adjunct Platform, which may include Value-added Software, as described in Annex 7 hereof.

1.39 "SOFTWARE UPGRADES" shall mean periodic updates to the Software issued by the Seller to the Buyer under Warranty and Software maintenance obligations to correct Defects or Deficiencies in the Software (which may be referred to by the Seller as "patches").

1.40 "SPECIFICATIONS" shall mean the specifications and performance standards of the Equipment as set forth in the applicable sections of Northern Telecom Practices ("NTPs"), incorporated herein by reference, including statements in the NTPs as to conformance with specific Standards. Seller shall have the right, at its sole discretion to modify, change or amend the Specifications at any time so long as such modification does not result in a material, service-effecting degradation in the performance of Buyer's Equipment.

1.41       "SPRINTCOM" shall mean SprintCom Inc., a Kansas corporation.

1.42 "STANDARDS" shall mean interim and/or final version(s) of technical specifications derived by an ANSI accredited standards organization, governing the operational and/or interface standards for CDMA 1900 equipment.

1.43 "STANDING TIME" shall mean any interruption or delay in the Project Schedule caused by Buyer.

1.44 "SWITCH" shall mean a Seller engineered DMS-MTX providing CDMA 1900 switching functions.

1.45 "SYSTEM" shall mean the combination of a Switch, and each of one or more BSC(s) and BTS(s) furnished hereunder.

1.46 "TERM" shall mean the period commencing on the date first set forth above (hereinafter "Effective Date") and ending three (3) years therefrom, unless terminated earlier in accordance with the terms and conditions hereof, or unless extended by the mutual agreement of the parties hereto.

1.47 "WORK" shall mean performance of the Services as described in Annex 2.

2.         SCOPE

2.1 During the Term, in accordance with a Purchase Order for Equipment and/or Services which has been accepted by Seller, Seller shall:

2.1.1 provide Network Engineering and RF Engineering Services in accordance with Schedule A of Annex 2;

2.1.2 engineer, deliver, Install (or have installed) and Commission Equipment for use in the continental United States;

2.1.3 upon payment of the applicable fees, and in accordance with Annex 5 hereof, grant to Buyer a nonexclusive license to use all Software associated with, and integral to, Hardware purchased by Buyer hereunder;

2.1.4 carry out the Installation and Commissioning of Equipment at the applicable Installation Site substantially in accordance with the applicable Project Schedule set forth in Schedule B of Annex 2 and in accordance with the relevant Purchase Orders;

2.1.5 furnish OEM Equipment to Buyer, including Adjunct Platforms, subject to such OEM vendor's then-current applicable terms, conditions and specifications, and in the case of Adjunct Platforms, in accordance with the terms set out in Annex 7, "Adjunct Platforms";

2.1.6 for System purchases, provide Buyer with on-site technical support in accordance with Schedule C of Annex 2.

2.2 During the Term, in accordance with a Purchase Order for Equipment and/or Services which has been accepted by Seller, Buyer shall:

2.2.1 Purchase Equipment and Services including all Services required for the Installation and Commissioning of all Switch and Switch-related Equipment, and license use of the Software as listed in and described in Annex 1 in accordance with the terms of this Agreement.

2.2.2 Perform Buyer's duties as set forth in this Agreement, including by way of example, but not by way of limitation, those duties set forth in Annex 2 in accordance with the Project Schedule;

2.2.3 Insure that only qualified technicians perform any maintenance and/or repair to the Equipment during the Hardware Warranty Period, which maintenance and/or repair shall be confined to routine tasks performed in accordance with Seller provided documentation;

2.2.4      Not unreasonably withhold Acceptance, as defined in Article 14.

3.         PURCHASE ORDERS

3.1 Notwithstanding that a Purchase Order may not refer to this Agreement, any Purchase Order for Equipment and/or Services issued during the Term of this Agreement shall be deemed to have been issued pursuant to this Agreement and shall be governed by the terms and conditions of this Agreement, unless the parties expressly agree to the contrary in writing (duly signed by authorized representatives of both parties). Buyer hereby expressly agrees that except for non-conflicting administrative terms as provided below, any additional or preprinted terms or conditions on the applicable Purchase Order, shall be null, void and of no effect. Each such Purchase Order shall specify:

3.1.1 The description of the ordered Equipment and/or Services, including any identification referenced in the price list herein attached as Annex 1;

3.1.2      Requested place and date of delivery as previously agreed by Seller;

3.1.3 Applicable Price for the ordered Equipment and/or Services as set forth in Annex 1 or as may be separately quoted by Seller from time to time;

3.1.4 Prices for Network Engineering Services, RF Engineering Services, and Equipment Installation and Commissioning to be quoted by Seller, together with a mutually agreed Installation and Commissioning schedule;

3.1.5      Installation Site(s) where applicable;

3.1.6 Other appropriate information as may be required by Seller necessary to fill the Purchase Order such as Buyer's floor plan and frequency plan; and

3.1.7 Location to which the applicable invoice shall be rendered for payment.

3.2 Any Purchase Order issued by Buyer and not rejected in writing within ten (10) business days after receipt by Seller shall be deemed accepted.

4.         PRICE

4.1 As set forth in Annex 1, the price ("Price") for any Equipment and Services shall consist of (i) the Price of the Initial System Purchase Order or any subsequent Purchase Orders; (ii) unit list Prices for Hardware, Merchandise, and Services; (iii) license fees to use the Software associated with such Hardware; and (iv) for OEM Equipment and Services, the Prices as may be quoted by Seller from time to time.

4.2 Unless otherwise specified, the Prices set forth in Annex 1 are exclusive of Seller's charges for any Services associated therewith.

4.3 The Prices are exclusive of any taxes, which shall be the responsibility of Buyer pursuant to Section 6.4 hereof.

5.         SELLER FINANCING

5.1 Buyer understands and agrees that the execution of this Agreement constitutes a firm non-cancelable Purchase Order for the Initial System set forth in Article 1 of Annex 1; provided, such non-cancelable Purchase Order shall be subject to the execution of the financing agreement between Buyer and Seller as hereinafter described.

5.2 Seller shall have no obligation to ship the Initial System or any portion thereof, until such time as either (i) Seller has formally committed a financing facility to the Buyer which is satisfactory to Seller, such facility having been approved by Seller's senior management, and all preconditions to such financing have been satisfied; or (ii) Seller determines that Buyer has completed a financing facility with a third party reasonably satisfactory to Seller, such facility is available to be drawn upon, and all preconditions to such financing have been met. Buyer shall provide all reasonable assistance requested by Seller necessary for Seller to make such determination including the necessary documentation to evaluate the financial soundness of any third party lender providing financing for Buyer's purchases hereunder. Seller shall have no obligation to ship any additional Equipment or perform any additional Services until such time as Seller has accepted Purchase Orders with respect thereto and subject to any credit arrangements agreed upon in connection with such Purchase Orders.

5.3 Buyer agrees to purchase and take delivery of Equipment and Services in a net amount (net Price, after applicable Equipment discounts, but exclusive of sales taxes) totaling not less than [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] during the Term ("Volume Commitment"); provided, such Volume Commitment is subject to the execution of the financing agreement between Buyer and Seller as described above. Only Purchase Orders issued under this Agreement shall accrue toward the Volume Commitment.

5.4 The Price for any Equipment and Services purchased under this Agreement and financed by Seller shall include an additional [TEXT OMITTED-CONFIDENTIAL TREATMENT] ("Financing Premium") over Additional Affiliate pricing as set forth in Annex 1.

5.5 On March 1, 2000, Seller will make available as Purchase Credits an aggregate amount of [TEXT OMITTED-CONFIDENTIAL TREATMENT]. Such Purchase Credits may be applied to any Purchase Order issued hereunder for Seller's Equipment and/or Services after March 1, 2000 and continuing throughout the remainder of the Term or until the total amount of Purchase Credits has been expended, whichever occurs first; provided, however, such Purchase Credits shall not reduce the Price of any Purchase Order by more than [TEXT OMITTED-CONFIDENTIAL TREATMENT].

5.6 Notwithstanding the foregoing, Buyer expressly acknowledges that Seller makes no commitment and has no obligation whatsoever to provide financing to Buyer under this Agreement and any such commitment on the part of Seller shall be made only in separate financial agreement.

6.         PAYMENT

6.1 With respect to Purchase Orders for Equipment that include Installation and Commissioning Services therefor, Buyer shall pay Seller the Price in accordance with the following schedule:

6.1.1      Equipment and Services

6.1.1.1 [TEXT OMITTED-CONFIDENTIAL TREATMENT] of the Equipment Price contained in Purchase Orders shall be invoiced by Seller incrementally upon shipment of the Equipment.

6.1.1.2 [TEXT OMITTED-CONFIDENTIAL TREATMENT] of the Services prices contained in Purchase Orders shall be invoiced by Seller, (i) upon completion of such Service or, (ii) for that amount which is equal to the percentage of Services completed at the end of each month in which such Service(s) were performed, whichever occurs first.

6.1.2      Software Fees

6.1.2.1 [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] of the first Software Fee (as defined in Section 2.5 of Annex 1) applicable to each DMS-MTX will not be invoiced until the earlier of (i) the commercial, revenue-producing service of each DMS-MTX; or (ii) ninety (90) days after Buyer's Acceptance of Sellers Installation of such DMS-MTX pursuant to Schedule B of Annex 2; thereafter, annual Software Fees for any such DMS-MTX will be invoiced annually on the anniversary date of such first invoice.

6.2 Any additional monies that become due to Seller (including, without limitation, Merchandise orders, freight, such items as are described in Section 6.4, Software Release license fees described in Article 2 of Annex 1, Equipment purchases wherein Installation is not provided by Seller, or OEM Equipment not part of the original System order) shall be invoiced [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] upon shipment or, in the case of Software license fees other than the Software Fee, upon implementation of such Software. Any cancellation charges due Seller pursuant to Section 17.5 shall be invoiced upon receipt of Buyer's written cancellation notice. Incidental and/or additional Services not included under Section 6.1 shall be invoiced monthly as performed or upon completion, whichever occurs first.

6.3        Buyer shall pay all amounts invoiced by Seller pursuant to this
           Article 6 within thirty (30) days from the date of Seller's invoice therefor. All past due amounts (collectively, "Past Due Amounts") shall bear interest at the rate of [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] per month (or such lesser rate as may be the maximum permissible rate under applicable law), beginning with the date on which the applicable Past Due Amount was due and payable.

6.4 Buyer shall promptly reimburse and/or pay Seller, upon demand, or shall pay directly, if so requested by Seller, all taxes and charges, including without limitation, penalties and interest, imposed by any federal, state, or local governmental or taxing authority, relating to the purchase, license, ownership, possession, use, operation or relocation of Equipment or Services provided by Seller under this Agreement, excluding, however, all taxes computed upon the net income of Seller; provided, however, Seller shall be responsible for any additional penalties or interest imposed by any governmental or taxing authority due solely to Seller's failure to timely notify Buyer of such taxes and charges or to take such other timely action as may be required with respect to any such taxes that Seller is required by law to collect. To the extent Seller is required by law to collect such taxes (state or local), [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] thereof shall be added to invoices as separately stated charges and paid in full by Buyer, unless the Buyer is exempt from such taxes and furnishes Seller with a certificate of exemption in a form reasonably acceptable to Seller prior to issuance of such invoice. Each party shall hold the other party harmless from any and all claims levied by a proper taxing authority for such taxes, including any interest, penalties or late charges due to the other party's failure to perform hereunder. Each party's obligations pursuant to this Section 6.4 shall survive the expiration of termination of this Agreement.

6.5 Until the total Price for each Purchase Order is paid to Seller, Seller shall retain and Buyer hereby grants to Seller a purchase money security interest in the Equipment, and Buyer shall cooperate with Seller in perfecting such interest.

6.6 Prior to payment in full of the Price and all additional monies due to Seller, without written permission of Seller, Buyer shall not sell or lease Equipment purchased by it, or assign any license to use the Software, or allow any liens or encumbrances to attach to any such Equipment, or remove such Equipment or Software from the Installation Site.

6.7 Seller reserves the right to require reasonable assurances of payment by Buyer as a condition to accepting certain Purchase Orders. Seller may, from time to time, evaluate Buyer's credit standing, and on that basis, establish a credit limit to accommodate Buyer's issuance of Purchase Orders as herein provided.

7.         DELIVERY, RISK OF LOSS, TITLE

7.1        Equipment shall be priced and shipped F.O.B. place of shipment.
           Seller will pre-pay freight charges from the place of shipment and invoice such charges back to Buyer. Switch and/or BSC Equipment shall be shipped to the Installation Site(s). BTS Equipment shall be shipped to Buyer's designated delivery location (i.e., a staging center or warehouse). Buyer shall be responsible for the coordination of all BTS delivery arrangements required to comply with Project Schedule dates and for freight and handling charges from Buyer's delivery location to the Installation Sites.

7.2 Title to Equipment furnished by Seller to Buyer in accordance with this Agreement shall pass to Buyer at the point and on the date of shipment. Risk of loss or damage to such Equipment shall pass to Buyer upon delivery of such Equipment at the initial destination specified in Buyer's Purchase Order. Seller warrants to Buyer that such title shall be good and clear title, free and clear of all liens and encumbrances. The foregoing notwithstanding, title to Software shall not pass to Buyer at any time.

7.3 Not later than thirty (30) days prior to the earliest Ship Date relating to any of the items covered by the applicable Purchase Order, Buyer may notify Seller that Buyer (i) does not wish to receive shipment of any Equipment on the Ship Date, or (ii) that Buyer's facilities are not prepared pursuant to Annex 2 hereof in sufficient time for Seller to make delivery pursuant to the Ship Date. In such case Seller shall have the right to place such Equipment in storage and Buyer shall be liable for all additional transportation, demurrage, loading, storage, and associated costs thereby incurred by Seller. The shipment of Equipment to a storage location as provided in this Section 7.3 shall be deemed to constitute shipment and/or delivery of the Equipment for purposes of invoicing as set forth in Section 6.1.1.1, passage of title and risk of loss, and commencement of the Hardware Warranty Period.

8. WARRANTIES, REMEDIES AND LIMITATION OF WARRANTIES AND REMEDIES AND DISCLAIMERS OF WARRANTIES AND LIABILITY

8.1        Hardware Warranty

8.1.1 Seller warrants that for a period of [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] from the date of Buyer's Acceptance of the Hardware furnished under this Agreement ("Hardware Warranty Period"), shall be free from defects in material and workmanship, and shall conform to the applicable portions of the Specifications. Any and all claims for breach of this warranty are conclusively deemed waived unless made during the Hardware Warranty Period. Performance of Seller's obligations hereunder shall not extend the Hardware Warranty Period, except that any Hardware repaired, replaced or corrected during this period shall continue to be warranted for the balance of the Hardware Warranty Period.

8.2        Service Warranty

8.2.1 Seller warrants that for a period of [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] from the date of completion of such Service ("Service Warranty Period"), including Installation and Commissioning, as the case may be, provided by the Seller to the Buyer pursuant to the terms of this Agreement, such Services will be,
           (i) in accordance with the applicable Specifications, (ii) in compliance with all material applicable laws and material Applicable Permits in effect at the time of the completion of such Services, and
           (iii) free from Defects or Deficiencies in design, materials, workmanship or otherwise.

8.3        Software Warranty

           Seller warrants that for a period of [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] commencing on the date of Seller's Acceptance of the Software ("Software Warranty Period"), provided the Software is not altered by Buyer, and provided the Software is used in conjunction with the Hardware purchased under this Agreement and such Hardware has been maintained in accordance with Seller's recommended maintenance procedures, the Software shall function during the Software Warranty Period without defects which materially affect Buyer's use of the Software in accordance with Seller's Specifications for the Software. In the event the Software fails to so perform and Buyer's use of the System is materially affected by such failure, Buyer's exclusive remedy under this warranty is to require Seller to correct such failure and such remedy is conditioned upon Seller's receiving written notice (or oral notice promptly confirmed in writing) within this period of such failure. The correction of any Software failure shall not extend the Software Warranty Period.

8.4 Seller's sole obligation and Buyer's exclusive remedy under this warranty are limited to the replacement or repair, at Seller's option, of the defective Hardware component, or the correction of Software failures or faulty Services. Such replacement Hardware may be new or reconditioned to perform as new, at Seller's option. Buyer shall be responsible for deinstallation of any such defective Hardware and reinstallation of any replacement Hardware, as well as risk of loss and transportation costs for defective Hardware shipped to Seller. Seller shall bear the risk of loss and transportation costs for replacement Hardware shipped to Buyer.

           Title to defective or replacement Hardware shall pass to Seller or Buyer, as appropriate, upon receipt thereof.

8.5        Response Services/Time

8.5.1 During the Warranty Period, Seller's technical assistance service ("TAS") department shall provide reasonable assistance in the investigation and resolution of service-affecting warranty Defects and/or Deficiencies. If such assistance is requested by Buyer, Buyer agrees to follow Seller's standard policies and procedures related to such TAS services as set forth in Annex 4, "Seller Warranty Services." The Hardware Warranty Period shall include TAS only to the extent that any TAS services provided under the Switch warranty also apply to Hardware operating in conjunction with the applicable Switch. For routine warranty service situations, Seller shall ship replacement or repaired Hardware (or components thereof) within [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] of receipt of the defective Hardware (or components thereof) from Buyer.

8.5.2 For emergency warranty service situations, Seller shall, during the Hardware Warranty Period, use all reasonable efforts to ship replacement Hardware (or components thereof) within twenty-four (24) hours of notification of the warranty Defect and/or Deficiency by Buyer. Buyer shall pay to Seller the surcharge set forth in Annex 4, for such expedited shipment of replacement Hardware. Buyer shall ship the defective Hardware to Seller within [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] of receipt of the replacement Hardware. In the event Seller fails to receive such defective Hardware within such [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] period, Seller shall invoice Buyer for the replacement Hardware at the then-current price in effect therefor. For the purpose of this Agreement, an emergency shall be deemed to exist upon the occurrence of a Priority E1 or E2 problem, as defined in Annex 4.

8.6        OEM Equipment

8.6.1 Miscellaneous OEM Equipment furnished in conjunction with a Switch, (i.e., terminals and printers), shall be warranted in accordance with the Hardware warranties set forth in Section 8.1 and handled through Seller's Repair and Return department. With respect to all other OEM Equipment ordered by Buyer, OEM Equipment shall be warranted directly by such OEM vendors in accordance with their standard terms and conditions, including by way of example and not by limitation, such vendor's standard response time(s) and procedure(s) for repair and return. Except for the warranty of title extended in Section 6.2 hereof, the warranties provided in this Section 8.6 are Buyer's sole and exclusive remedy with respect to OEM Equipment provided by Seller under this Agreement.

8.7 THE WARRANTIES AND REMEDIES SET FORTH ABOVE CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO THE EQUIPMENT AND SERVICES PROVIDED, AND BUYER'S EXCLUSIVE REMEDIES IN THE EVENT SUCH WARRANTIES ARE BREACHED. THEY ARE IN LIEU OF ALL OTHER WARRANTIES WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. SELLER SHALL NOT BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER.

8.7.1 Seller's obligations under this Article 8 shall not apply to (i) Equipment or components thereof such as fuses and bulbs that are normally consumed in operation, or have a normal life inherently shorter than the Hardware Warranty Period; (ii) defects that are the result of improper storage, installation, use, maintenance or repair by the Buyer (including, without limitation, operation of the Equipment outside the environmental parameters defined in the Specifications); (iii) improper operation of Equipment with other hardware or software used by Buyer, including the operation of Equipment with hardware or software not authorized by Seller for use with the Equipment, or use of the Equipment with any improperly operating hardware or software not supplied by Seller under this Agreement; (iv) Equipment or components thereof that due to no fault of Seller have been subjected to any other kind of misuse or detrimental exposure or have been involved in an accident, fire explosion, any other cause not attributable to Seller, or Act of God, or (v) Equipment or Installation Services altered, repaired, installed or relocated by any party other than Seller or Seller's agents. For purposes of subsection (v), "install" shall not mean the routine plug-in of the components done in accordance with NTP guidelines.

9.         FORCE MAJEURE

           If the performance of this Agreement, or of any obligation hereunder except for the obligations set forth in Article 4 is prevented, restricted or interfered with by reason of fires, breakdown of plant, labor disputes, embargoes, government ordinances or requirements, civil or military authorities, acts of God or of the public enemy, acts or omissions of carriers, inability to obtain necessary materials or services from suppliers, or other causes beyond the reasonable control of the party whose performance is affected, then the party affected, upon giving prompt notice to the other party, as set forth in Section 23.2 shall be excused from such performance on a day-for-day basis to the extent of such prevention, restriction, or interference (and the other party shall likewise be excused from performance of its obligations on a day-for-day basis to the extent such party's obligations relate to the performance so prevented, restricted or interfered with); provided that the party so affected shall use reasonable efforts to avoid or remove such causes of non-performance and both parties shall proceed to perform their obligations with dispatch whenever such causes are removed or cease.

10.        PATENT OR COPYRIGHT INFRINGEMENTS

10.1 Seller agrees to indemnify Buyer with respect to any suit, claim, or proceeding brought against Buyer alleging that Buyer's use of the Equipment constitutes an infringement of any United States patent or copyright. Seller agrees to defend Buyer against any such claims and to pay all litigation costs, reasonable attorney's fees, settlement payments and any damages awarded in any final judgment arising from such suit, claim or proceeding; provided, however, that Buyer shall promptly advise Seller of any such suit, claim, or proceeding and shall cooperate with Seller in the defense or settlement of such suit, claim or proceeding and provided Seller shall have sole control thereof.

10.2 In the event that an injunction is obtained against Buyer's use of Equipment arising from such patent or copyright suit, claim or proceeding, in whole or in part, Seller shall, at its option, either:
           (i) procure for Buyer the right to continue using the portion of a System enjoined from use; or (ii) replace or modify the same so that Buyer's use is not subject to any such injunction.

10.3 In the event that Seller cannot perform under Section 10.2, Buyer shall have the right to return such Equipment or portion thereof to Seller upon written notice to Seller and in the event of such return, neither party shall have any further liabilities or obligations under this Agreement, except that Seller shall refund the depreciated value of any such Equipment or portion thereof as carried on the Buyer's books at the time of such return.

10.4 Seller's indemnity obligations under Section 10.1 shall not apply to infringement claims (i) arising from any portion of the Equipment that is manufactured to Buyer's design, (ii) arising from the use of the Equipment in combination with any other apparatus or material not supplied by Seller to the extent that the claims arise from such combination usage, or (iii) alleging that method of use claims in such patent are infringed by any service offering and/or by any use by Buyer of Equipment furnished hereunder to make such service offering available to the extent such service offering or use is not described by Seller in its Specifications.

10.5 The foregoing states the entire liability of Seller for patent or copyright infringement by the Equipment. Seller shall have no liability whatsoever for any patent or copyright infringement arising from Buyer's use of the OEM Equipment, and Seller makes no warranty with respect thereto.

11.        SOFTWARE LICENSE

11.1 With respect to Equipment containing Software acquired under this Agreement and upon payment of the appropriate license fees as set forth in Section 2.5 of Annex 1, Buyer is hereby granted a non-exclusive, non-transferable (except as set forth in Annex 5) license to use the Software in accordance with the terms set forth in Annex 5, "Software License." Buyer is granted no title or ownership rights to the Software, which rights shall remain in Seller or Seller's suppliers as appropriate. The license fees paid by Buyer shall cover fees for Software as described in Section 2.5 of Annex 1.

11.2 The obligations of Buyer under this Article 11 and Annex 5 shall survive the expiration or termination of this Agreement.

12.        SOFTWARE CHANGES

12.1 Software Upgrades will be provided by Seller at no charge to Buyer during the Software Warranty Period.

12.2 Software Enhancement license fees shall be quoted by Seller at Buyer's request and assume that Buyer's System is operating on Software at the same level of maintainability as set forth in Section
           12.4. Otherwise, retrofitting features from a new Software Release onto Buyer's System shall be considered and quoted by Seller on a case-by-case basis. Additionally, future Hardware purchases may require the support of a then-current Software Release. Buyer acknowledges that any Software Enhancement may require the purchase of additional Hardware by Buyer.

12.3 In the event the Seller at any time issues a Software Upgrade which is combined with any Software Enhancement (collectively the "Software Combined Release") to such Software, the Software Combined Release will be quoted by Seller at Buyer's request.

12.4 If Buyer elects to remain on a prior Software Release, Seller's sole obligation hereunder shall be to make available maintenance for the Software for the previous two consecutive releases from the then-current, Seller-numbered release (i.e., numbered Software Release).

12.5 Buyer further acknowledges that the proper operation of the Equipment and/or the availability of certain Optional Features is dependent upon having the appropriate Software Release installed, as applicable, to the Switch, BSC and/or BTS Equipment.

13.        REMEDIES

13.1 In the event Buyer ceases to be an Additional Affiliate, Seller shall have the right to immediately terminate this Agreement in its entirety upon written notice to Buyer, provided, however, the parties may mutually agree to modify the Agreement establishing new non-Additional Affiliate prices, terms and conditions.

13.2 Seller shall have the right to suspend its performance under this Agreement by written notice to the Buyer and forthwith remove and take possession of any portion of the Equipment that has been delivered if the Buyer, prior to payment to Seller of the Price, shall become insolvent or bankrupt, make a general assignment for the benefit of, or enter into any arrangement with creditors, file a voluntary petition under any bankruptcy, insolvency, or similar law, or have proceedings under any such laws or proceedings seeking appointment of a receiver, trustee or liquidator instituted against it which are not terminated within thirty (30) days of such commencement.

13.3 In the event of any material breach of this Agreement by either party which shall continue for thirty (30) or more days after written notice of such breach (including a reasonably detailed statement of the nature of such breach) shall have been given to the breaching party by the aggrieved party, the aggrieved party shall be entitled at its option:

13.3.1     if the aggrieved party is the Buyer, to suspend its performance under
           Article 6 with regard to Equipment or Services affected by the breach of the Agreement for so long as the breach continues uncorrected or;

13.3.2 if the aggrieved party is Seller, to suspend performance of all of its obligations under the Agreement for so long as the breach continues uncorrected or;

13.3.3 to avail itself of any and all remedies available at law or equity whether or not it elects to suspend its performance under Subsection
           13.3.1 or 13.3.2 as applicable.

13.4       EXCEPT WITH RESPECT TO A BREACH OF ARTICLE 11, SOFTWARE LICENSE, OR
           ARTICLE 20, CONFIDENTIALITY, NEITHER PARTY SHALL BE LIABLE FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER FOR ANY ACTION OR INACTION ARISING UNDER THIS AGREEMENT.

13.5 Any action for breach of this Agreement or to enforce any right hereunder shall be commenced within two (2) years after the cause of action accrues or it shall be deemed waived and barred (except that any action for nonpayment may be brought at any time permitted by applicable law).

14.        ACCEPTANCE TESTING

14.1 On completion of Installation of Equipment furnished and installed by Seller, Seller shall provide Buyer [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] prior written notification that such Equipment is ready for Commissioning. Following such notification, Buyer agrees to have a representative present to witness and acknowledge completion of such testing. Seller or Seller's subcontractor, as applicable, shall test the Equipment in accordance with its standard testing procedures to determine Equipment conformity with the standards and specifications (hereinafter "Commissioning Criteria") of the applicable Seller installation manuals, as may be amended from time to time.

14.2 On the date that such Commissioning has been successfully completed, Seller shall turn the Equipment over to Buyer ("Turnover"). On the date of Turnover, Buyer shall complete and return to Seller the "Turnover Notice" as described in Annex 3.

14.3 For purposes of this Agreement, the occurrence of any of the following shall be deemed to constitute "Acceptance" of the
           Equipment:

14.3.1 Within [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] following the date of Turnover, Buyer shall either accept the Equipment in writing as provided in Annex 3, "Acceptance Notice," or notify Seller in writing specifying in reasonable detail those particulars in which the Equipment does not meet the Commissioning Criteria. With respect to any such particulars, Seller shall promptly proceed to take corrective action, and following correction, Buyer shall accept the Equipment in writing.

14.3.2 The failure of Buyer to notify Seller within [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] after Turnover (or, in the case of correction, [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] following such correction) of any particulars in which the Equipment does not meet the Commissioning Criteria, or the use by Buyer of the Equipment or any portion thereof in revenue-producing service at any time, shall be deemed Acceptance of such Equipment.

14.4 Acceptance of Equipment not installed by Seller shall be deemed to occur upon receipt of and inspection by Buyer, but no later than [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] from receipt thereof. In the event of a defect in the Equipment, Buyer shall notify Seller in writing specifying, in reasonable detail, the defect within [TEXT OMITTED-CONFIDENTIAL

           TREATMENT REQUESTED] of receipt or Acceptance shall be deemed to have occurred.

15.        COVERAGE, INTERFERENCE AND THIRD-PARTY FACILITIES

15.1 Seller shall have no liability as a result of non-performance, failures or poor performance of the System caused by, resulting from or attributable to Buyer-provided specifications or equipment configuration requirements, which are inconsistent with Specifications. Seller may rely upon and utilize any Buyer-provided designs, studies, specifications or requirements, including but not limited to microwave path studies, RF propagation studies and tower location and loading requirements, without liability for non-performance, failures or performance of the System caused by, resulting from or attributable to any such Buyer-provided designs, studies, specifications or requirements.

15.2 Seller shall not be responsible for any failures or inadequacies of performance resulting from equipment not supplied and installed by Seller or Seller's agents or subcontractors pursuant to this Agreement. Seller shall not be responsible for interference or disruption of service caused by operation of other radio systems, lightning, motor ignition or other similar interference. In the event Buyer utilizes facilities or services supplied by others such as common carrier circuits, antennas or towers, Buyer shall have the total responsibility for the availability or adequacy of such services or facilities.

16.        REGULATORY COMPLIANCE

16.1 Seller shall use all reasonable efforts to furnish and install Equipment so that it shall comply in all material respects with all Federal, State, and local laws and regulations in force on the Effective Date of this Agreement, which directly impose obligations upon the manufacturer, Seller, or installer thereof.

16.2 The Prices set forth for the Equipment described herein are based on Seller's design, manufacture, and delivery of the Equipment pursuant to its design criteria and manufacturing processes and procedures in effect on the Effective Date. If, as a result of the imposition of requirements by any Federal, State or local government during the Term of this Agreement there is a change in such criteria, processes or procedure or any change in the Equipment, the Prices will be adjusted equitably to reflect the added cost and expense of such change. Any such changes shall include, by way of example and not by way of limitation, mandatory compliance with Standards or government requirements.

17.        CHANGES

17.1 Up to ninety (90) days prior to the scheduled Ship Date (or such later time as is acceptable to Seller), Buyer may request Equipment addition(s) or deletion(s) to an original Equipment configuration. All such Equipment reconfigurations or changes to the Statement of Work or Project Schedule ("Changes") shall be subject to prior written approval of Seller.

17.2 Except as provided in 17.3 below, all Changes shall be documented in a written change order ("Change Order"), which shall be executed by Buyer and returned to Seller prior to implementation of the requested Changes. The Change Order shall detail any adjustments to the Price, Statement of Work or Project Schedule required by Seller for any aspect of its performance under this Agreement.

17.3 Buyer understands and agrees that the Price is based on Seller's providing the Services only as herein specified. Should any factors (e.g., changed site conditions) cause an increase in the extent of Services to be provided, Seller may, without liability, temporarily suspend performance and promptly notify Buyer of such factors and request a Change Order to reflect any increased costs of Seller's performance and/or Seller's performance of additional Services. Upon Buyer's authorization, such Changes shall be documented in a Change Order. Seller shall also be granted an equitable extension in the time for performance due to the occurrence of any such changed conditions or other factors outside Seller's control.

17.3.1 Seller shall have no liability for delays caused by or attributable to obtaining FCC permits or other permits, certificates or applications requiring approval of local, state or federal agencies or for delays that occur due to Buyer's or Seller's or Seller's agent's inability to obtain clear title to real estate, local construction ordinances, or other similar obstructions relative to site acquisition. All such delays shall be regarded as force majeure events under Article 9.

17.3.2 Upon written request of Buyer for a Change that entails additional services totaling [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] or less, and upon written acceptance thereof by Seller, Seller will proceed in good faith to implement such Change prior to receipt of an executed Change Order. Within five (5) days following Buyer's written request, the parties shall agree upon an appropriate price for such Changes, all of which will be summarized in a subsequent Change Order and executed by an authorized representative of Buyer within fifteen (15) days following the date of the request for Change.

17.4 Calculations for any Equipment reconfigurations prior to the Ship Date shall be based on Prices set forth in Annex 1, provided that (i) any additions shall include any necessary engineering, Installation and testing charges and (ii) any deletions shall include applicable discounts, and further provided that the net cumulative amount of Changes shall not reduce the Price of a Purchase Order by more than [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED].

17.5 Except for the Initial System Purchase Order described in Article 5, Buyer may elect to cancel, upon prior written notification to Seller, subsequent Purchase Orders prior to shipment of Equipment subject to the following:

17.5.1 Without charge, Buyer may cancel any such subsequent Purchase Order no later than ninety (90) days prior to the earliest scheduled Ship Date; or

17.5.2 If Buyer cancels any subsequent Purchase Order less than ninety (90) days prior to the earliest scheduled Ship Date, Buyer shall pay a cancellation charge of [TEXT OMITTED-CONFIDENTIAL TREATEMENT REQUESTED] of the Price to Seller; or

17.5.3 If Buyer cancels any subsequent Purchase Order less than sixty (60) days prior to the earliest scheduled Ship Date, Buyer shall pay to Seller a cancellation charge of [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] of the Price; or

17.5.4 If Buyer cancels any subsequent Purchase Order less than thirty (30) days prior to the earliest scheduled Ship Date, Buyer shall pay to Seller a cancellation charge of [TEXT OMITTED-CONFIDENTIAL TREATMENT REQUESTED] of the Price.

17.5.5     Buyer may not cancel a Purchase Order subsequent to the Ship Date.

17.5.6 The payment of such charges as are described in this Section 17.5 shall be Seller's sole remedy and Buyer's sole obligation for such canceled Purchase Order(s).

18.        CONDITION OF INSTALLATION SITE(S)

           Based on reasonable due diligence, Buyer warrants that, to the best of its knowledge, all Installation Site(s) are free from friable asbestos or other hazardous materials or contamination. In the event that such contamination is found to be present at the Installation Site, Seller shall be relieved of all of its delivery and Installation obligations hereunder until such contamination is removed. Delivery of any Equipment affected by such contamination shall be managed in accordance with and subject to Article 7. In the event that Buyer fails or refuses to remove such contamination, Seller shall have the right to remove the Equipment or portions thereof if already delivered and relocate the Equipment to an alternate site provided by Buyer and charge Buyer for (i) any additional delivery charges to the new Installation Site, (ii) all materials expended at the site including cabling, permanently affixed equipment, and those items which cannot reasonably be removed for use elsewhere, (iii) specifically ordered items requested by Buyer, and
           (iv) all labor and materials expended at the sites relating to the relocation using Seller's then current rates.

19.        RELEASE OF INFORMATION

19.1 Unless required by law, or as otherwise permitted under this Agreement, Buyer and Seller agree that the terms and conditions of this Agreement shall not be disclosed to any other party without the prior written consent of the other; provided, however, that Seller may release information to (i) Northern Telecom Ltd., its research and development affiliates or any majority-owned subsidiaries of such companies on a need-to-know basis and/or (ii) a subcontractor or potential subcontractor of Seller for purposes of performance of this Agreement.

19.2 Neither Buyer nor Seller shall publish or use any advertising, sales promotion, press releases or publicity matters relating to this Agreement without the prior written approval of the other.

20.        CONFIDENTIALITY

           Buyer, Seller and Seller's affiliates shall receive in confidence from each other all technical information, business information, documentation and expertise which is either (i) stamped or otherwise marked as being confidential or proprietary whether in written or electronic form, or (ii) if delivered in oral form, is summarized in a written memorandum within ten (10) days thereafter and listed as being confidential ("Confidential Information") and shall not, except as previously authorized in writing by the other party, publish, disclose or make use of such information (except as required by law and after notice to the other party), unless and until the Confidential Information shall have ceased to be proprietary as evidenced by general public knowledge or shall have been legally acquired by such party; provided, however, that either party may provide such Confidential Information, or portions thereof, to Sprint Spectrum as may be necessary in connection with the build out of the Nationwide Network or the performance of the activities contemplated by this Agreement. This prohibition against disclosure, publication or use of Confidential Information shall not restrict either party from developing similar information in the exercise of its own technical skill, so long as such other information is independently developed by such party without making use of Confidential Information.

21.        INTERCONNECTION

21.1 Buyer is given the option to purchase individual units of Equipment hereunder, and Buyer understands that such units of Equipment purchased hereunder do not necessarily provide Buyer with a complete System. In some cases, Buyer may intend to interconnect the Equipment to equipment and facilities for interconnection which may not have been purchased under this Agreement. In the event that Buyer interconnects Equipment to equipment not purchased under this Agreement, it is understood and agreed that the making and maintaining of all necessary arrangements (whether commercial, legal or otherwise) with the supplier of such equipment, including not only arrangements necessary to permit the timely performance by Seller of its responsibilities under this Agreement, (e.g., physical and remote dial-up access for installation and services purposes), but also any arrangements necessary for the ongoing operation of the equipment in conjunction with the Equipment, shall be solely the responsibility of Buyer, and failure by Buyer to timely make or maintain any necessary arrangements shall not excuse Buyer from its obligations under this Agreement. However, at Buyer's request and expense, Seller agrees to assist Buyer in determining the cause of any problems,


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           defects or failures associated with the Equipment and isolate and correct any such problem, defect or failure (even if such problem, defect or failure is caused by the equipment of another vendor) as promptly as practicable; provided, however, that Seller shall not be required to repair or modify any such equipment unless Seller has the ability, necessary resources and authorization from Buyer and such other vendor to do so. Notwithstanding the preceding, Seller makes no warranty, and shall have no responsibility whatsoever under this Agreement, for the proper performance of equipment not purchased hereunder, or for any failures of equipment not purchased hereunder resulting from improper performance of the Equipment.

21.2 Buyer further acknowledges that Seller makes no warranty or representations that the System or individual units of Equipment will operate in conjunction with other vendor equipment. If Buyer wishes Seller to conduct compatibility testing between Seller's Equipment and other equipment not purchased from Seller, Buyer and Seller shall reach agreement on the scope of such testing and charges associated therewith.

22.        ANNEXES

           The following Annexes shall form an integral part of this Agreement as though written out in full in this Agreement:

                  Annex 1        -    Equipment and Services Pricing
                  Annex 2        -    Services
                  Annex 3        -    Turnover and Acceptance Notices
                  Annex 4        -    Seller Warranty Services
                  Annex 5        -    Software License
                  Annex 6        -    Documentation
                  Annex 7        -    Adjunct Platforms


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


23.        GENERAL

23.1 Buyer may assign or transfer this Agreement or any rights hereunder to any other party only with the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. No assignment or sublicense of or under this Agreement, or of any rights under this Agreement, by Buyer shall relieve Buyer of primary responsibility for performance of Buyer's obligations under this Agreement. Seller reserves the right to refuse to honor any assignment or sublicense which, in the opinion of its legal counsel, would require Seller to violate any United States export restriction, other law, or regulation. Seller reserves the right to subcontract any portion of its obligation under this Agreement, but no such subcontract shall relieve Seller of primary responsibility for performance of Seller's obligations under this Agreement.

23.2 Notices and other communications shall be transmitted in writing by Certified U.S. Mail, postage prepaid, return receipt requested, addressed to the parties as follows:

           Northern Telecom Inc.
           2435 N. Central Expressway
           Richardson, Texas  75080
           Attention:  Director, Contracts
                  cc:  Program Manager

           Alamosa PCS LLC
           4727 South Loop 289
           Lubbock, Texas 79424
           Attention:  David Sharbutt, Chairman
                  cc:  Don Stull, Chief Technical Officer

           Any notice given pursuant to this Section 23.2 shall be effective five (5) days after the day it is mailed or upon receipt as evidenced by the U.S. Postal Service return receipt card, whichever is earlier.

23.3 This Agreement may not be modified or amended or any rights of a party to it waived except in a writing signed by duly authorized representatives of the parties hereto.

23.4 Failure by either party at any time to require performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as affecting any subsequent breach or the right to require performance with respect thereto or to claim a breach with respect thereto.


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


23.5 Each party shall be liable for direct losses incurred by the other party due to bodily injury or damage to tangible property, including the Hardware, which results from the negligence of that party's employees or agents, provided, however, that nothing in this Section shall affect or in any way increase Seller's obligation under this Agreement with respect to the performance of the Hardware and/or Software. Except for bodily injury, death, or damage to tangible property, the total liability of Seller for all claims of any kind for any loss or damage, whether in contract, warranty, tort (including negligence), strict liability or otherwise, or claims for indemnification arising out of, connected with, or resulting from the performance or non-performance of this Agreement shall in no case exceed the total Price of the Purchase Order accepted under this Agreement giving rise to the claim.

23.6 The rights and obligations of the parties and all interpretations and performance of this Agreement shall be governed in all respects by the laws of the State of Texas except for its rules with respect to the conflict of laws.

23.7 Article headings are inserted for convenience only and shall not be used in any way to construe the terms of this Agreement.

23.8 The invalidity in whole or in part, of any provision of this Agreement shall not affect the validity of the remainder of such provision of this Agreement.

23.9 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

23.10 Each party hereto represents and warrants that (i) it has obtained all necessary approvals, consents and authorizations of third parties and governmental authorities to enter into this Agreement and to perform and carry out its obligations hereunder; (ii) the persons executing this agreement on its behalf have express authority to do so, and, in so doing, to bind the party thereto; (iii) the execution, delivery, and performance of this Agreement does not violate any provision of any bylaw, charter, regulation, or any other governing authority of the party; and (iv) the execution, delivery and performance of this Agreement has been duly authorized by all necessary partnership or corporate action and this Agreement is a valid and binding obligation of such party, enforceable in accordance with its terms.

23.11 This Agreement constitutes the entire agreement between Seller and the Buyer with respect to the subject matter hereof and supersedes all previous negotiations, proposals, commitments, writings, advertisements, publications and understandings of any nature whatsoever. No agent, employee or representative of Seller has any authority to bind Seller to any affirmation, representation, or warranty concerning the System, except as stated in this Agreement and unless such affirmation, representation, or warranty is specifically included within this Agreement, it shall not be enforceable by Buyer or any assignee or sublicensee of Buyer. Buyer and Seller hereby acknowledge and agree that they have not relied on any representations or warranties other than those expressly set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives being thereunto duly authorized.


ALAMOSA PCS LLC                             NORTHERN TELECOM INC.


By:  /s/ David Sharbutt                     By:  /s/ Nancy J. White
     -------------------------------             -------------------------------
Name:  David Sharbutt                       Name:  Nancy J. White
     -------------------------------             -------------------------------
                (Type/Print)                               (Type/Print)

Title:  Chairman                            Title:  VP and GM- Wireless Networks
     -------------------------------             -------------------------------

Date:  Dec. 12, 1998                        Date:  December 21, 1998
     -------------------------------             -------------------------------


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